EXHIBIT 10.4

November 11, 2016

CONFIDENTIAL

Lisa Berman, Chief Executive Officer

PEEKAY BOUTIQUES, INC.

901 West Main Street, Suite A

Auburn, WA 98001

Dear Ms. Berman:

This letter (the “Engagement Agreement”) confirms the engagement of Traverse, LLC (“Traverse”) by Company and its subsidiaries (the “Company”) to provide restructuring consulting services. Traverse’s role as restructuring consultant will include, but not limited, to the matters discussed below.

1.	In connection with this engagement, Traverse shall make available to the Company:

a.	Albert Altro to serve as Chief Restructuring Officer (the “CRO”); and

b.	Upon the mutual agreement of Traverse and the Company, Traverse will provide additional employees of Traverse and/or its affiliates (“Additional Personnel”) as required (collectively with the CRO, the “Engagement Personnel”), to assist the CRO in the execution of the duties set forth more fully herein.

2.	The CRO, with the support of the Additional Personnel, shall, reporting to and taking direction from the Company’s board of directors (the “Board”) support the Company with respect to restructuring alternatives (the “Restructuring Alternatives”), including but not limited to the following as reasonably necessary and/or requested from time to time:

a.	Preparation of procedures and protocols during the forbearance period and related to the Restructuring Alternatives.

b.	Supporting the Company with the preparation of various Restructuring Alternatives, including financial reporting relating thereto.

c.	Coordinating with the Company’s communication consultants and assisting with the Company’s communications plan regarding the Restructuring Alternatives.

d.	Assisting with reporting to and communicating with key constituencies, including but not limited to the Company’s secured lenders, regarding the Restructuring Alternatives.

e.	Assisting with the development of the business plan in connection with the Restructuring Alternatives.

1

f.	Assisting with liquidity management and cash flow forecasting.

g.	Assist with management of the Company’s vendors and suppliers in connection with the Restructuring Alternatives.

h.	Coordinate with the Company’s Investment Bankers, and assist in the evaluation of the Restructuring Alternatives.

i.	Taking other such actions consistent with the role of a chief restructuring officer.

j.	Performing such other services as requested or directed by the Board.

In addition to the specific services listed above that we will perform, we understand that we will participate, at your request and to the extent appropriate, in meetings and discussions with appropriate parties and their representative relating to the Company’s restructuring.

3.	Traverse is a firm that provides turnaround, crisis management, and financial advisory services. In some cases, Traverse provides these services as advisors to management, in other cases one or more of its staff serve as corporate officers and other of its staff fill positions as full time or part time employees. To be clear this engagement letter sets forth Traverse’s engagement as chief restructuring officer. In the event the Company commences a petition for relief under Title 11 of the United States Code (the “Bankruptcy Code”), the Company shall seek approval of this agreement under Bankruptcy Code section 363.

The application of Traverse shall disclose the individuals identified for CRO as well as the names and proposed functions the Additional Personnel.

4.	We understand that our work in providing such assistance will be performed in accordance with applicable standards of the accounting and restructuring profession and will include, at your request, reading and analyzing documents, discussing issues and assumptions with and advising you regarding the factual issues, concepts and perspectives that appear to us to be the most important factors bearing on the determinations at issue.

5.	We understand that we will be performing only those services directed by the Board. We are to perform such procedures as are necessary and appropriate in the circumstances as to which we mutually agree.

6.	It is our intention to work closely with you throughout this engagement. Regular discussions with you of our engagement should facilitate our progress and provide you with relevant information and an ongoing opportunity to confirm or request that we modify the scope of our engagement to best serve your objectives.

7.	In order for us to perform our services, it will be necessary for us to have access to your facilities and to certain books, records and reports of the Company and affiliated organizations. We will perform our services in a manner that will permit the business operations of the Company to proceed in an orderly fashion, subject to the requirements of this engagement. We understand that you have briefed members of management as to the scope of this engagement and they have agreed to cooperate with us and our team and to make available to us their personnel, books, records and other data sources relevant to our needs.

2

8.	Traverse acknowledges that, in connection with the services to be provided pursuant to this Engagement Agreement, certain confidential, non-public and proprietary information concerning the Company (“Confidential Information”) has been or may be disclosed by the Company to Traverse or its employees, affiliates, attorneys, subcontractors and advisors (collectively, “Representatives”). Traverse agrees that, without the Company’s prior consent, no Confidential Information will be disclosed, in whole or in part, to (i) those Representatives who need access to any Confidential Information for purposes of performing the services to be provided hereunder, or (ii) as may be required by law or regulatory authority, provided that, in the case of clause (ii), to the extent legally permissible, Traverse shall cooperate with the Company in seeking, in order to prevent or limit disclosure of Confidential Information, a protective order or other appropriate remedy pursuant to the relevant procedures under any applicable laws and regulations; if, failing the entry of a protective order or other appropriate remedy, disclosure of any Confidential Information is required, Traverse may only disclose that portion of Confidential Information that its counsel advises it is compelled to disclose; and Traverse shall provide, prior to making such disclosure, prompt notice to the Company that such disclosure is required upon becoming aware of such requirement. The term “Confidential Information” does not include any information: (a) that was already in the possession of Traverse or any of its Representatives, or that was available to Traverse or any of its Representatives on a non-confidential basis, prior to the time of disclosure to Traverse or such Representatives; (b) obtained by Traverse or any of its Representatives from a third person which, insofar as is known to Traverse or such Representatives, is not subject to any prohibition against disclosure; (c) which was or is independently developed by Traverse or any of its Representatives without violating any confidentiality obligations under this paragraph; or (d) which was or becomes generally available to the public through no fault of Traverse. The obligations set forth in this paragraph shall remain in effect for a period of twelve months after the expiration or termination of this Engagement Agreement.

9.	Our work will be performed on a "level-of-effort" basis; that is, the depth of our analyses and extent of our authentication of the information on which our advice to you will be predicated may be limited in some respects due to the extent and sufficiency of available information, time constraints dictated by the circumstances of our engagement, and other factors. Moreover, we do not contemplate examining any such information in accordance with generally accepted auditing or attestation standards. Rather, it is understood that, in general, we rely on information disclosed or supplied to us by you or by employees and representatives of the Company without audit or other detailed verification of their accuracy and validity.

Traverse will bill, and the Company agrees to pay, a fixed monthly fee of $50,000 for work performed by the Engagement Personnel.

We will also be reimbursed for our reasonable out-of-pocket expenses including, but not limited to, travel, meals and lodging, delivery services, costs of reproduction, and other related expenses. We will submit monthly invoices for services rendered and expenses incurred. Our invoices are payable upon receipt.

It is our policy in these cases to receive a security retainer prior to the commencement of our activities to be held by us throughout this engagement. The retainer secures final payment of our invoices for services rendered. Given the magnitude and scope of the services you have requested, we require an advance of $25,000. This advance will be returned to the Company upon payment in full of our outstanding invoices or applied to any outstanding invoices at the conclusion of this engagement.

3

10.	The Company agrees to indemnify and hold harmless Traverse LLC and the Engagement Personnel (the “Indemnified Parties”) to the fullest extent lawful from any and all losses, claims, damages, liabilities, penalties, judgments, awards, costs, fees, expenses and disbursements including, without limitation, the costs, fees, expenses and disbursements, as and when incurred, of investigating, preparing or defending any action, suit, proceeding or investigation (whether or not in connection with proceedings or litigation in which Engagement Personnel are a party), directly or indirectly, caused by, relating to, based upon, arising out of or in connection with the engagement of Traverse or the Engagement Personnel by the Company or any services rendered pursuant to such engagement, provided, however, that the Company shall not be responsible for any losses, claims, damages, liabilities or expenses of any Indemnified Party to the extent they are caused by the Indemnified Parties’ bad faith, willful misconduct or gross negligence.

The Company agrees that Traverse and the Engagement Personnel engaged in this matter will not be liable to the Company for any claims, liabilities, or expenses relating to this engagement in excess of the fees paid by them to the Engagement Personnel pursuant to this engagement, unless there is a final non-appealable order of a Court of competent jurisdiction, at the trial level, finding Traverse or the Engagement Personnel directly liable for gross negligence or willful misconduct.

The limitation on liability and indemnification contained in this engagement letter shall survive the completion or termination of this engagement.

11.	The Company, Traverse and the Engagement Personnel hereby irrevocably and unconditionally (a) submits for themselves and their property in any legal action or proceeding relating to this Engagement Agreement, to the non-exclusive general jurisdiction of the Courts of the State of Delaware.

12.	Notwithstanding anything to the contrary contained herein, Traverse LLC and the Engagement Personnel shall have the right to disclose its retention by the Company or the successful completion of its services hereunder in internal marketing materials only.

13.	This Engagement Agreement shall remain in force (the “Engagement Term”) for a period of six (6) months from the date of signing this Engagement Agreement, unless otherwise extended by agreement of the Company and Traverse. During the Engagement Term, the Engagement Agreement may be terminated by either party upon thirty (30) days prior written notice to the other.

4

I look forward to working with you on this important matter. Please return a copy of this engagement letter, signed in the space provided to signify your agreement with the terms and provisions herein. If you have any questions, please call Albert Altro at (310) 809-5064.

Very truly yours,

By:	/s/ Albert Altro
Albert Altro
Traverse LLC

Agreed by:

Company

By:	/s/ Lisa Berman
Lisa Berman
Chief Executive Officer

5